EXHIBIT 99.1

Avenue Financial Holdings, Inc. Announces Record First Quarter Results

First Quarter Net Income Per Share Doubles

Total Assets Exceed $1 Billion Milestone

NASHVILLE, Tenn., April 23, 2015 (GLOBE NEWSWIRE) -- Avenue Financial Holdings, Inc. (Nasdaq:AVNU) ("Avenue Financial" or "the Company") announced record results for the first quarter ended March 31, 2015. Net income available to common stockholders rose 128.5% to $1.43 million compared with $0.62 million for the first quarter of 2014. Net income per diluted share more than doubled to $0.15 in the first quarter of 2015 compared with $0.07 in the first quarter of 2014. Total assets surpassed the $1 billion milestone in the first quarter of 2015 fueled by 16.8% year-over-year growth in loans (including loans held for sale), which rose to a record $749.7 million at March 31, 2015.

"Avenue Financial reported record results for the first quarter of 2015 that were fueled by solid organic loan and demand deposit growth across our lines of business," stated Ronald L. Samuels, Chairman and Chief Executive Officer. "Our growth in net income also benefited from a lower provision for loan losses and strong mortgage originations and sales. We remain very positive about our outlook for 2015 based on the continued strength of Nashville's economy and our focus on commercial and private banking, along with our key vertical markets in music and entertainment and healthcare.

"We strengthened our capital base during the first quarter with the successful completion of our initial public offering (IPO) that raised $17.0 million in primary gross proceeds. We also redeemed our Series C Preferred Stock for $18.9 million from the U.S. Treasury. The proceeds from our IPO in February 2015 and the successful placement of $20 million in subordinated debt in December 2014 strengthened our capital ratios and will play an important part in funding Avenue Financial's continued growth.

"We continue to benefit from broad-based development that is driving growth in commercial and industrial loans and in commercial real estate lending. We expect Avenue Financial's earnings in 2015 to benefit from additional balance sheet growth, strong credit quality and a robust mortgage market," continued Samuels.

Balance Sheet Growth

  Total assets increased $38.2 million, or 3.8%, to $1.04 billion at March 31, 2015, rising from $998.8 million at December 31, 2014, and $95.0 million, or 10.1%, compared with $941.9 million at March 31, 2014.

  Loans increased $22.3 million, or 3.2%, to a record $716.3 million at March 31, 2015 compared with $693.9 million at December 31, 2014 and were up $76.7 million from March 31, 2014, for a year-over-year growth rate of 12.0%. Mortgage loans held-for-sale increased $30.8 million to $33.5 million at March 31, 2015, compared with $2.6 million at March 31, 2014.

  Cash surrender value of company owned life insurance totaled $20.2 million at March, 31, 2015, up $143 thousand, or 0.7%, from December 31, 2014 compared with $16.2 million at March 31, 2014.

  Deposits totaled $815.9 million at March 31, 2015, an increase of 1.6% compared with $803.2 million at December 31, 2014.  Deposits grew $77.8 million, or 10.5%, compared with $738.0 million at March 31, 2014. Demand deposits rose $53.5 million, or 25.8% to $260.5 million at March 31, 2015 compared with $207.0 million at March 31, 2014. For the first quarter of 2015, demand deposits represented 29.3% of average deposits compared with 27.4% for the first quarter of 2014.

  Avenue Financial completed its initial public stock offering in February 2015, raising $17.0 million in primary gross proceeds. In addition, the Company redeemed its Series C Preferred Stock for $18.9 million from the U.S. Treasury in March 2015.

Revenue Growth and Profitability

  For the first quarter of 2015, net income available to common stockholders rose to $1.43 million, or $0.15 per diluted share, compared with $623.6 thousand or $0.07 per diluted share for the first quarter of 2014. The increase was attributable primarily to growth in loan volume, increased fee income and gain on sale of loans, as well as a lower provision for loan losses compared with the first quarter of 2014.

  Net interest income increased 10.0% to $7.6 million for the first quarter of 2015, compared with $6.9 million for the first quarter of 2014. The fully tax equivalent net interest margin decreased 7 basis points to 3.23% for the first quarter of 2015 from 3.30% for the first quarter of 2014. The decrease was attributable to a 12 basis point increase in average rate paid on interest bearing liabilities due primarily to the cost of the subordinated debt but partially offset by a 2 basis points increase in the average yield on earning assets as well as a 4 basis point decrease in overall cost of deposits.

  Non-interest income increased $197 thousand, or 18.7%, to $1.3 million for the first quarter of 2015 compared with $1.1 million for the fourth quarter of 2014, and increased $469 thousand, or 59.5%, from $787 thousand at March 31, 2014. The increase was due primarily to increased loan fee income and higher gain on sale of both secondary market and portfolio loans compared with the first quarter of 2014.

  The provision for loan losses was $154 thousand for the first quarter of 2015, compared with $456 thousand for the fourth quarter of 2014 and $860 thousand for the first quarter of 2014. The decrease was due primarily to lower net loan growth and an improved loan mix compared with the first quarter of 2014.

  Non-interest expense for the first quarter of 2015 increased $177 thousand, or 2.8%, to $6.5 million from $6.3 million for the fourth quarter of 2014, and increased $629 thousand from the first quarter of 2014. The increase was due primarily to higher compensation costs due to growth in employee headcount, volume related costs attributable to loans, deposits, franchise fees and data processing, and higher legal, accounting and insurance related to public company expenses.

Asset Quality

  Nonaccruing loans were $854 thousand, or 0.12% of total loans at March 31, 2015, compared with $695 thousand or 0.10% of total loans, at December 31, 2014.  Our ratio of non-performing assets (nonaccruing loans plus other real estate owned) to total assets decreased to 0.35% at March 31, 2015, compared with 0.41% at December 31, 2014 due to a decrease in other real estate owned. Total other real estate owned declined to $2.8 million at March 31, 2015 compared with $3.4 million at December 31, 2014 due to the sale of three properties totaling $569 thousand.  Troubled-debt restructurings declined $2.4 million during the first quarter and now total $454 thousand at March 31, 2015.

  Net loan charge-offs for the first quarter of 2015 were $2 thousand, or 0.00% of average loans for the quarter, compared with $345 thousand, or 0.20% of average loans for the quarter ended December 31, 2014. There were no past dues greater than 30 days at March 31, 2015.

  The allowance for loan losses was $8.7 million, or 1.21% of loans, at March 31, 2015, compared with $8.5 million, or 1.23% of loans at December 31, 2014 and $8.1 million, or 1.26% of loans at March 31, 2014.

"We are very pleased with our performance in the first quarter," continued Samuels. "We made continued progress in growing our balance sheet while improving our funding mix with growth in non-interest bearing deposits. We also grew fee income, managed our expenses and maintained our superior asset quality. We remain focused on these key areas in 2015 as continued drivers for Avenue Financial's growth in earnings."

About Avenue Financial Holdings, Inc.

Avenue Financial Holdings, Inc., headquartered in Nashville, Tennessee, was formed as a single-bank holding company in 2006 and operates primarily through its subsidiary, Avenue Bank. The Company's operations are concentrated in the Nashville MSA, with the vision of building Nashville's signature bank and serving clients who value creativity, expertise, and an exceptional level of personal service. Avenue Bank embodies Nashville's creative spirit - redefining how clients experience banking through a unique "Concierge Banking" model. The bank provides a wide range of business and personal banking services, including mortgage loans, with a special emphasis on Commercial, Private Client, Healthcare, and Music & Entertainment banking.  The Company serves clients through five locations (a corporate headquarters and four retail branches), a limited deposit courier service (mobile branch) for select commercial clients, and mobile and online banking services. The Company's stock is traded on the NASDAQ Global Select Market under the ticker symbol "AVNU."

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "should," "could," "predict," "potential," "believe," "will likely result," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "would," and "outlook," or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

You should not place undue reliance on any forward-looking statement. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but are not limited to, the following: market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions, or M&A, and venture capital financing activities) and the associated impact on us; changes in management personnel; deterioration of our asset quality;our overall management of interest rate risk, including managing the sensitivity of our interest-earning assets and interest-bearing liabilities to interest rates, and the impact to earnings from a change in interest rates; our ability to execute our strategy and to achieve organic loan and deposit growth;the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves;volatility and direction of market interest rates;the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; operational, liquidity and credit risks associated with our business; increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; the level of client investment fees and associated margins; changes in the regulatory environment; changes in trade, monetary and fiscal policies and laws; governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act, Basel guidelines, capital requirements and other applicable laws and regulations; changes in interpretation of existing law and regulation; further government intervention in the U.S. financial system; and other factors that are discussed under the heading "Risk Factors" in our filings with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(unaudited)
	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash and due from banks	$ 31,136,574	$ 17,765,493	$ 22,567,954
Federal funds sold	--	--	--
Cash and cash equivalents	31,136,574	17,765,493	22,567,954
Interest-bearing deposits in banks	214,748	210,754	335,754
Securities available-for-sale, at fair value	218,118,191	220,461,939	240,099,823
Securities held-to-maturity (fair value of $2,830,932 and $2,780,757 as of March 31, 2015 and December 31, 2014, respectively)	2,714,706	2,716,908	2,723,413
Mortgage loans held-for-sale	33,484,272	27,237,457	2,636,402
Loans, net of deferred fees	716,252,963	693,907,951	639,522,094
Less allowance for loan losses	(8,669,356)	(8,517,744)	(8,070,287)
Net loans	707,583,607	685,390,207	631,451,807
Accrued interest receivable	2,318,186	2,389,997	2,344,296
Federal Home Loan Bank stock, at cost	3,320,400	2,924,400	2,674,100
Premises and equipment, net	3,123,566	3,280,186	3,640,811
Other real estate owned	2,807,201	3,375,811	3,382,076
Deferred tax assets	6,687,361	7,377,355	9,094,894
Cash surrender value of company owned life insurance	20,179,159	20,035,752	16,161,129
Goodwill	2,966,063	2,966,063	2,966,063
Other assets	2,304,530	2,657,381	1,849,961
Total assets	$ 1,036,958,564	$ 998,789,703	$ 941,928,483
Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$ 200,316,324	$ 170,647,052	$ 162,022,796
Interest-bearing demand deposits	60,134,832	55,652,417	44,957,917
Savings and money market accounts	398,767,825	415,779,182	389,957,669
Time	156,665,732	161,092,912	141,106,343
Total deposits	815,884,713	803,171,563	738,044,725
Accrued interest payable	539,448	169,913	153,779
Federal funds purchased	2,716,360	4,485,093	33,335,243
Federal Home Loan Bank advances	99,300,000	70,300,000	79,000,000
Subordinated debt	20,000,000	20,000,000	--
Other liabilities	8,584,829	9,047,027	6,527,894
	947,025,350	907,173,596	857,061,641
Stockholders' equity:
Preferred Stock, no par value; 10,000,000 shares authorized, Series C, senior noncumulative perpetual preferred stock; 0 and 18,950 issued and outstanding at March 31, 2015 and December 31, 2014, respectively	--	18,950,000	18,950,000
Common Stock, no par value. Authorized 100,000,000 shares: issued and outstanding 10,227,340 and 8,636,682 shares at March 31, 2015 and December 31, 2014, respectively	89,947,978	75,407,157	75,407,157
Additional paid-in-capital	1,498,742	1,325,445	985,267
Accumulated deficit	(156,469)	(1,581,649)	(6,381,064)
Accumulated other comprehensive loss	(1,357,037)	(2,484,846)	(4,094,518)
Total stockholders' equity	89,933,214	91,616,107	84,866,842
Total liabilities and stockholders' equity	$ 1,036,958,564	$ 998,789,703	$ 941,928,483

The information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Interest and dividend income:
Loans, including fees	$ 7,668,662	$ 7,354,666	$ 6,424,268
Investment securities	1,135,283	1,110,396	1,365,869
Federal Funds sold and other	30,132	32,704	30,421
Total interest and dividend income	8,834,077	8,497,766	7,820,558
Interest expense:
Deposits	761,386	782,191	755,940
Other borrowings	507,700	155,815	188,125
Total interest expense	1,269,086	938,006	944,065
Net interest income	7,564,991	7,559,760	6,876,493
Provision for loan losses	153,537	456,059	860,342
Net interest income after provision for loan losses	7,411,454	7,103,701	6,016,151
Noninterest income:
Customer service fees	670,530	499,279	615,848
Mortgage banking fees, net of commissions	205,267	412,541	37,545
Increase in cash surrender value of life insurance	143,407	132,159	119,742
Net gain on sale of loans	236,473	14,294	--
Net gain on sale of available-for-sale securities	--	--	14,055
Total noninterest income	1,255,677	1,058,273	787,190
Noninterest expenses:
Salaries and employee benefits	3,914,018	3,558,696	3,494,759
Equipment and occupancy	839,813	807,598	890,849
Other real estate (income) expense	(40,190)	(2,407)	13,158
Data processing	428,482	378,727	326,660
Advertising, promotion, and public relations	183,410	195,325	148,143
Legal and accounting	275,788	232,954	186,499
FDIC insurance and other regulatory assessments	192,457	186,953	179,325
Other expenses	680,063	939,346	605,366
Total noninterest expenses	6,473,841	6,297,192	5,844,759
Income before taxes	2,193,290	1,864,782	958,582
Income tax expense	736,000	572,639	287,575
Net income	1,457,290	1,292,143	671,007
Preferred stock dividends	(32,110)	(47,375)	(47,375)
Net income available to common stockholders	$ 1,425,180	$ 1,244,768	$ 623,632

Per share information:
Basic net income per common share available to common stockholders	$ 0.15	$ 0.15	$ 0.07
Diluted net income per common share available to common stockholders	$ 0.15	$ 0.15	$ 0.07
Weighted average common shares outstanding:
Basic	9,319,312	8,487,515	8,480,478
Diluted	9,656,971	8,540,856	8,480,478

The information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)

	At or for the Three Months
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2014	2014	2014	2014	2013
	(Dollars in thousands, except employee data)
SELECTED INCOME STATEMENT DATA
Interest income	$ 8,834	$ 8,498	$ 8,468	$ 8,237	$ 7,821	$ 7,381
Interest expense	1,269	938	935	952	944	923
Net interest income	7,565	7,560	7,533	7,285	6,877	6,458
Provision for loan losses	154	456	(222)	549	860	631
Net interest income after provision for loan losses	7,411	7,104	7,755	6,736	6,017	5,827
Non-interest income	1,256	1,059	1,904	915	787	905
Non-interest expense	6,474	6,297	6,122	5,862	5,845	5,476
Income tax expense	736	573	1,122	555	288	648
Net income	1,457	1,293	2,415	1,234	671	608
Dividends on preferred shares	(32)	(48)	(47)	(48)	(47)	(47)
Net income available to common stockholders	$ 1,425	$ 1,245	$ 2,368	$ 1,186	$ 624	$ 561

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.15	$ 0.15	$ 0.28	$ 0.14	$ 0.07	$ 0.07
Diluted earnings per share	0.15	0.15	0.28	0.14	0.07	0.07
Book value per common share	8.79	8.41	8.18	7.96	7.65	7.41
Tangible book value per common share (1)	8.50	8.07	7.84	7.62	7.30	7.06
Basic weighted average common shares	9,319,312	8,487,515	8,487,516	8,487,516	8,480,478	8,452,597
Diluted weighted average common shares	9,656,971	8,540,856	8,528,926	8,487,516	8,480,478	8,452,597
Common shares outstanding at period end	10,227,340	8,636,682	8,633,588	8,619,588	8,619,588	8,567,912

SELECTED BALANCE SHEET DATA
Total assets	$ 1,036,959	$ 998,790	$ 973,371	$ 955,100	$ 941,928	$ 889,578
Residential real estate - Mortgage	103,728	110,929	122,128	127,462	109,909	94,238
Residential real estate - Multi-family	13,480	11,310	20,960	15,605	13,282	2,964
Commercial and industrial	247,722	235,911	181,688	188,421	181,518	170,662
Commercial real estate	289,404	271,001	268,907	275,526	262,696	236,030
Construction and land development	54,515	58,843	55,174	65,874	70,081	67,483
Consumer	7,319	5,915	4,221	4,817	1,881	1,879
Other	85	(1)	157	130	155	174
Total loans, net of deferred fees	716,253	693,908	653,235	677,835	639,522	573,430
Allowance for loan losses	(8,669)	(8,518)	(8,407)	(8,625)	(8,070)	(7,204)
Securities available for sale	218,118	220,462	211,500	217,478	240,100	257,797
Mortgage loans held for sale	33,484	27,237	5,036	7,457	2,636	27,237
Goodwill and other intangible assets	2,966	2,966	2,966	2,966	2,966	2,966
Demand deposits	200,316	170,647	186,209	166,181	162,023	142,259
Interest checking accounts	60,135	55,653	52,673	51,675	44,958	51,629
Savings accounts	15,197	11,919	10,613	8,434	8,412	7,738
Money market accounts	227,999	240,646	263,947	268,417	275,768	295,985
Reciprocal ICS Money Market	155,572	163,214	147,870	139,017	105,777	84,363
CDs	70,064	82,012	82,075	82,116	87,230	79,528
Reciprocal CDARs	51,602	44,081	41,662	39,780	27,827	23,291
Brokered CDs	35,000	35,000	35,832	29,097	26,049	21,001
Total Deposits	815,885	803,172	820,881	784,717	738,044	705,794
Advances from FHLB/FRB	99,300	70,300	55,000	75,500	79,000	79,250
Subordinated debt	20,000	20,000	--	--	--	--
Preferred stock	--	18,950	18,950	18,950	18,950	18,950
Tangible common stockholders' equity (1)	86,967	69,700	67,699	65,661	62,951	60,502
Total stockholders' equity	89,933	91,616	89,615	87,577	84,867	82,418
Average total assets	1,014,663	976,497	952,248	932,603	906,855	865,400
Average common stockholders' equity	94,659	72,447	69,902	66,973	65,703	65,417
Full time employees	132	134	130	125	120	120

SELECTED PERFORMANCE RATIOS
Return on average assets (2) (5)	0.57%	0.51%	0.99%	0.51%	0.28%	0.26%
Return on average common stockholders' equity (2) (5)	6.11	6.82	13.44	7.10	3.85	3.40
Net interest margin (fully tax equivalent) (2)	3.23	3.37	3.38	3.34	3.30	3.04
Efficiency ratio (1) (3)	75.4	73.2	71.3	71.5	76.4	74.6

The information is preliminary and based on company data available at the time of the presentation.

AVENUE FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
SELECTED QUARTERLY FINANCIAL DATA
(unaudited)
	At or for the Three Months
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2014	2014	2014	2014	2013
	(Dollars in thousands, except per share data)
SELECTED ASSET QUALITY DATA
Nonaccruing loans	$ 854	$ 695	$ 889	$ 897	$ 584	$ 591
Past due loans over 90 days and still accruing interest	--	--	--	--	--	--
Net loans charge-offs	2	345	(5)	(5)	(6)	180
Nonaccruing loans to total loans	0.12%	0.10%	0.14%	0.13%	0.09%	0.10%
Nonaccruing loans and loans past due 90 days and still accruing to total loans	0.12	0.10	0.14	0.13	0.09	0.10
Non-performing assets to total assets (4)	0.35	0.41	0.28	0.30	0.42	0.45
Nonperforming assets to loans and OREO	0.51	0.58	0.42	0.42	0.62	0.70
Allowance for loan losses to total loans	1.21	1.23	1.29	1.27	1.26	1.26
Allowance for loan losses to nonaccruing loans	1,015.15	1,224.87	945.67	961.54	1,381.85	1,219.43
Net loan charge-offs to average loans (2)	0.00	0.20	(0.00)	(0.00)	(0.00)	0.13
CAPITAL RATIOS (Consolidated)
Tier 1 Leverage ratio (6)	10.64%	9.21%	9.16%	8.78%	8.81%	9.12%
Tier 1 Risk-based capital ratio (6)	13.30	10.62	11.38	10.65	10.77	11.46
Total Risk-based capital ratio (6)	14.39	14.00	12.49	11.77	11.86	12.52
Tangible common stockholders' equity to tangible assets (1)	8.41	7.00	6.98	6.90	6.70	6.82

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are "tangible book value per common share," "tangible common stockholders' equity," "efficiency ratio," and "tangible common stockholders' equity to tangible assets." Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.
"Efficiency ratio" is defined as non-interest expenses divided by our operating revenue, which is equal to net interest income plus non-interest income excluding gains and losses on sales of securities. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain non-recurring items and other discrete items that are unrelated to our core business.
"Tangible common stockholders' equity" is defined as common stockholders' equity reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in common stockholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common stockholders' equity or tangible assets.
"Tangible common stockholders' equity to tangible assets" is defined as the ratio of common stockholders' equity reduced by goodwill divided by total assets reduced by goodwill. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period to period in common stockholders' equity and total assets, each exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both common stockholders' equity and assets while not increasing our tangible common equity or tangible assets.
"Tangible book value per common share" is defined as tangible common stockholders' equity divided by total common shares outstanding. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing book value while not increasing our tangible book value.
The information provided below reconciles each non-GAAP measure to its most comparable GAAP measure.

NON-GAAP FINANCIAL MEASURES
Efficiency Ratio
Non-interest expense (numerator)	$ 6,474	$ 6,297	$ 6,122	$ 5,862	$ 5,845	$ 5,476
Net interest income	7,565	7,560	7,533	7,285	6,877	6,458
Non-interest income	1,256	1,059	1,904	915	787	905
Less: gains on sale of loans	(236)	(14)	(852)	--	--	(22)
Less: gains (losses) on sales of securities	--	--	--	2	(14)	--
Adjusted operating revenue (denominator)	8,585	8,605	8,585	8,202	7,650	7,341
Efficiency Ratio	75.41%	73.18%	71.31%	71.47%	76.41%	74.59%

Tangible Common Stockholders' Equity and Tangible Common Stockholders' Equity/Tangible Assets
Common equity	$ 89,933	$ 72,666	$ 70,665	$ 68,627	$ 65,917	$ 63,468
Less: intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible common stockholders' equity	86,967	69,700	67,699	65,661	62,951	60,502
Total assets	1,036,959	998,790	973,371	955,100	941,928	889,578
Less: Intangible assets	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)	(2,966)
Tangible assets	1,033,993	995,824	970,405	952,134	938,962	886,612
Tangible Common Stockholders' Equity/Tangible Assets	8.41%	7.00%	6.98%	6.90%	6.70%	6.82%

Tangible Book Value per Common Share
Book Value Per Common Share	$ 8.79	$ 8.41	$ 8.18	$ 7.96	$ 7.65	$ 7.41
Less: Effects of intangible assets	(0.29)	(0.34)	(0.34)	(0.34)	(0.34)	(0.35)
Tangible Book Value per Common Share	8.50	8.07	7.84	7.62	7.30	7.06

(1) These measures are not measures recognized under generally accepted accounting principles (United States) ("GAAP"), and are therefore considered to be non-GAAP financial measures.
(2) Data has been annualized.
(3) Efficiency ratio is total non-interest expense divided by the sum of net interest income and total non-interest income, (excluding securities and loan sale gains/(losses)) and is not a GAAP measure.
(4) Non-performing assets are deemed to be nonaccruing loans and OREO.
(5) Return on average assets is defined as net income available to common stockholders divided by average total assets; Return on average common stockholders equity is defined by net income available to common stockholders divided by average common stockholders' equity.
(6) Capital ratios as of March 31, 2015 are estimated.

The information is preliminary and based on company data available at the time of the presentation.

Average Balance Sheets and Net Interest Analysis
On a Fully Taxable-Equivalent Basis
Three Months Ended March 31,
(In thousands, except Average Yields and Rates)

	2015			2014
	Average Balance	Interest Earned / Paid	Average Yield / Rate	Average Balance	Interest Earned / Paid	Average Yield / Rate
Assets:
Interest earning assets:
Interest-bearing deposits in banks	$ 211	$ 0	0.77%	$ 959	$ 3	1.34%
Investments (1) (3)	224,903	1,271	2.29	263,155	1,535	2.37
Federal funds sold	359	0	0.28	466	0	0.24
Loans held for sale	35,498	307	3.51	--	--	--
Total loans (2)	701,471	7,362	4.26	597,090	6,424	4.36
Total interest earning assets	962,442	8,940	3.77	861,670	7,962	3.75

Allowance for loan losses	(8,725)			(7,414)
Non-interest earning assets	60,946			52,599
Total assets	$ 1,014,663			$ 906,855

Interest bearing liabilities:
Interest bearing deposits:
Checking	$ 56,560	$ 49	0.35%	$ 48,351	$ 52	0.43%
Savings	13,734	4	0.11	8,107	3	0.15
Money market	392,335	386	0.40	389,933	470	0.49
Time deposits	161,739	322	0.81	129,468	231	0.72
Federal funds purchased	4,847	7	0.60	13,567	23	0.68
Other borrowings	103,600	501	1.96	75,548	166	0.89
Total interest bearing liabilities	732,815	1,269	0.70	664,974	945	0.58

Non-interest bearing checking	179,199			150,839
Other liabilities	7,990			6,389
Stockholders' equity	94,659			84,653
Total liabilities and stockholders' equity	$ 1,014,663			$ 906,855

Net interest spread			3.07%			3.17%
Net interest margin			3.23			3.30

(1) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 34%.
(2) Non-accrual loans are included in average loan balances in all periods. Loan fees of $199,000 and $133,000 are included in interest income in 2015 and 2014, respectively
(3) Unrealized gains/(losses) of $301,000 and ($4,466,000) are excluded from the yield calculation in 2015 and 2014, respectively.

The information is preliminary and based on company data available at the time of the presentation.
CONTACT: Barbara J. Zipperian
         Chief Financial Officer
         (615) 736-7786